The Agreement between Kenmar Business Groups, Inc. and GFA Consulting Inc., dated September 1, 1994 as amended on September 1, 1995, is extended through August 31, 1997 and amended as indicated on this document:


1. Consultant will provide services to EMSG Systems Division, Inc. (SDI), which is the new name for Kenmar Business Groups, Inc. Consultant will also provide services under the terms and conditions of this agreement to Electronic Manufacturing Systems Groups, Inc. (EMSG), which is SDI holding company, and to any company that may be acquired by EMSG in the future.

2. The hourly rate is changed to $43.75.


/s/ Kenneth H. Marks          /s/ Gonzalo Fernandez 9/1/96
Kenneth H. Marks              Gonzalo Fernandez
President and CEO             President
EMSG Systems Division, Inc.   GFA Consulting Inc.

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AGREEMENT made this first day of September, 1994 between Kenmar
Business Groups, Inc. (Company) and GFA Consulting, Inc.
(Consultant).


1. Consultant shall perform accounting, financial and manufacturing cost control services as determined by the President of the Company who will agree with the Consultant on a standard of performance for this assignment. Consultant shall assign Gonzalo Fernandez to this engagement. The
President of the Company shall assign employees to work under the direction of the Consultant as determined by the standard of performance.


2. Consultant shall perform all services as an independent contractor and not as a employee of the Company.


3. The course of this agreement is one year, renewable for another year upon agreement between both parties. This agreement may be terminated by the Company or the Consultant at any time upon the giving of sixty (60) days written notice.

4. The Company shall compensate the Consultant at the rate of $4,000.00 monthly, payable in semimonthly payments. The Consultant's performance will be evaluated by the President at six month intervals. Satisfactory performance shall entitle the Consultant to a twenty five percent (25%) premium amount over the base rate of $24,000.00 for each six month interval. This amount will be prorated over the next following six month interval, except that upon termination of this agreement, the premium pay, if awarded, will be paid to the Consultant in a lump sum.


5. Consultant understands and agrees that the Consultant will have access to information not generally known to the public which is proprietary and confidential to the Company. Consultant agrees that, during or at any time after the termination of this agreement, it shall not use for itself or for any other person or business or divulge or convey to any other person or business any proprietary or confidential information disclosed or learned in the performance of this agreement.


6. This agreement shall be interpreted in accordance with the laws of the state of North Carolina.

7. This is the entire agreement of the parties and shall not be amended or modified except by a written authorized and executed document signed by the Company and the Consultant.

Kenmar Business Groups, Inc.           GFA Consulting, Inc.
/s/ Kenneth H. Marks 9/1/95            /s/ Gonzalo Fernandez
Kenneth H. Marks                       Gonzalo Fernandez
President                              President


This contract is extended one year and amended as follows:

Consultant will provide the services of Gonzalo Fernandez half-days or by the hour as required by the Company. Compensation for half-days will be $576.93 weekly. The hourly rate is $35.00.

/s/ Kenneth H. Marks 9/1/95            /s/ Gonzalo Fernandez
Kenneth H. Marks                       Gonzalo Fernandez
President                              President